Exhibit 1.2

DUPLICATE

Ministry of Finance Corporate and Personal Property Registries	Number: C0699467

CONTINUATION

OF

CERTIFICATE

BUSINESS CORPORATIONS ACT

I Hereby Certify that Great Panther Resources Limited, which was incorporated under the laws of YUKON and duly registered as an extraprovincial company under the laws of British Columbia with certificate number A0043407, has continued into British Columbia under the Business Corporations Act under the name GREAT PANTHER RESOURCES LIMITED on July 9, 2004 at 02:42 PM Pacific Time.

Issued under my hand at Victoria, British Columbia On July 9, 2004 JOHN S. POWELL Registrar of Companies Province of British Columbia Canada